EXHIBIT 99
                            FFD Financial Corporation
                            TELEPHONE (330) 364-7777

                                  PRESS RELEASE
                                October 18, 2000
                              For Immediate Release
                       Contact: Trent B. Troyer, President

FFD FINANCIAL CORPORATION AND FIRST FEDERAL SAVINGS BANK ANNOUNCE ELECTION OF CHAIRMAN OF THE BOARD AND NEW MANAGEMENT ASSIGNMENTS

DOVER, OHIO - FFD Financial Corporation (Nasdaq Small-Cap: FFDF), parent of First Federal Savings Bank of Dover, held its annual meeting of shareholders on October 17, 2000. At the meeting, the shareholders elected the proposed slate of candidates for directors and ratified the selection of Grant Thornton LLP as the auditors for the Company for the current year. There being no further business to conduct, the meeting was concluded and the Company held its annual Re-organizational meeting thereafter.

At the Re-organizational meetings Enos L. ("Cork") Loader was elected to serve as Chairman of the Board of FFD and First Federal. Mr. Loader joined the FFD board in 1998 upon his retirement from Bank One Dover, N.A., where he had served as Executive Vice President and Chief Operating Officer.

Trent Troyer, who has been with First Federal since 1997, succeeds Robert R. Gerber as President and Chief Executive Officer. Mr. Troyer has served as First Federal's Sr. Vice President and commercial lending officer since. Mr. Gerber will remain with First Federal as Chief Financial Officer, but he has resigned from the board of directors of both FFD and First Federal.

The management changes are a reflection of First Federal's increased focus on becoming a community bank offering a full complement of consumer and commercial banking products and services. Mr. Loader commented, "I welcome the opportunity to serve as Chairman and look forward to working closely with the Company's management in our efforts to continue our growth and expansion plans. As we chart the Bank's course into the 21st century with a focus on becoming the area's premier community bank, Trent Troyer, with his 16 years of banking experience, is the logical choice to spearhead the Bank's efforts. We are very pleased that First Federal will have the continued benefit of Bob Gerber's talents and experience. As chief financial officer, Bob will remain a valued member of First Federal's executive management team. "



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The additional  officers  re-elected to serve First Federal  include  Shirley A.
Wallick, Secretary, Kimberly Law-Montgomery, Assistant Secretary, and Michele Larkin, Vice President Retail Lending.

Mr. Troyer indicated "The Company recorded significant progress in the fiscal year ended June 30, 2000. Our New Philadelphia office, which was opened in late 1997, had grown to $14.3 million in deposits at June 30, 2000 and is now profitable. Our diversification of the loan portfolio continues with the commercial and commercial real estate loan portfolio totaling approximately $31 million as of June 30, 2000 representing approximately 30% of total loans. The Company's net income increased approximately 28% for the fiscal year ended June 30, 2000 compared to the prior year. These all are evidence of our progress towards our commitment to become the area's premier local bank."

The Board of Directors also declared a dividend of $.09 per share, an increase from the prior quarter. The record date for the dividend is October 31, 2000 and the payment date is November 15, 2000. This is the 19th consecutive quarter FFD Financial has paid a dividend since the completion of its initial stock offering in April 1996.

First Federal Savings Bank of Dover has offices in Dover and New Philadelphia, Ohio and has provided financial services to these communities since 1898.